Exhibit 3.16

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CALUMET LP GP, LLC

a Delaware Limited Liability Company

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF CALUMET LP GP, LLC (this “Agreement”), dated as of January 31, 2005, is adopted, executed and agreed to by Calumet Operating, LLC (the “Member”).

WHEREAS, Calumet, Incorporated (“Calumet Inc.”) caused Calumet LP GP, LLC to be formed as a limited liability company under the Delaware Limited Liability Act on December 16, 2005 and a Certificate of Formation was filed with the Secretary of State of Delaware on such date.

WHEREAS, Calumet, Inc. contributed its general partner interest in Calumet Lubricants Co. Limited Partnership to the Company on the date hereof, pursuant to the Contribution, Conveyance and Assumption Agreement dated the date hereof (the “Contribution Agreement”).

WHEREAS, Calumet, Inc. contributed Its interest in the Company to Calumet GP, LLC (“Calumet GP”) on the date hereof, pursuant to the Contribution Agreement.

WHEREAS, Calumet GP contributed its interest in the Company to Calumet Specialty Products Partners, L.P. (the “MLP”) on the date hereof, pursuant to the Contribution Agreement.

WHEREAS, the MLP contributed its interest in the Company to the Member on the date hereof, pursuant to the Contribution Agreement.

WHEREAS, the Member now desires to execute this Agreement.

1. Formation. The Company has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”).

2. Term. The Company shall have perpetual existence.

3. Purposes. The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

4. Member. The Member shall be the sole member of the Company.

5. Contribution. Without creating any rights in favor of any third party, the Member may, from time to time, make contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

6. Distributions. The Member shall be entitled a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company, and b) to enjoy all other rights, benefits and interests in the Company.

7. Management. All powers to control and manage the business and affairs of the Company shall be vested in the Member.

8. Officers. Unless otherwise determined by the Member, the Company shall have such officers and employees as are designated within this Agreement or as subsequently designated by the Member, which officers shall include a Chief Executive Officer and such number of “Vice Presidents” as the Member may decide. Each officer and employee so designated shall have such authority and perform such duties as the Member may from time to time delegate to him. The Member may assign titles to particular officers. If the title is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Delaware, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer, or restrictions placed thereon, by this Agreement or by the Member. The initial officers of the Company shall be as follows:

Name	Office
Fred M. Fehsenfeld, Jr.	Chairman

F. William Grube	Chief Executive Officer and President and Director

Allan A. Moyes, III	Executive Vice President

R. Patrick Murray, II	Vice President, Secretary and Chief Financial Officer

Robert M. Mills	Vice President — Crude Oil Supply

Jeffrey D. Smith	Vice President — Planning and Economics

William A. Anderson	Vice President — Sales and Marketing

9. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Member may elect. No other event will cause the Company to dissolve.

10. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

11. Amendments. This Agreement may be modified, altered, supplemented or amended at any time by a written agreement executed and delivered by the Member.

IN WITNESS WHEREOF, the undersigned, being the Sole Member of the Company, have caused this Limited Liability Company Agreement to be duly executed as of the 31st day of January 2006.

CALUMET OPERATING, LLC

By:	Calumet Specialty Products Partners, L.P., its sole member

	By:	Calumet GP, LLC, its general partner

		By:	/s/ R. Patrick Murray, II
		Name:	R. Patrick Murray, II
		Title:	Vice President, Chief Financial Officer and Secretary

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